                                                                   EXHIBIT 23(C)

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" in the amended Registration Statement File No. 333-74172 (Form S-3) pertaining to the shares of the Common Stock of LifePoint, Inc. to be resold by the Selling Stockholders named therein and to the incorporation by reference therein of our report dated May 26, 1995, with respect to the financial statements of LifePoint, Inc., included in its Annual Report (Form 10-K), for the period from October 8, 1992 (inception) through March 31, 1995, filed with the Securities and Exchange Commission.

                                        /s/ WOLINETZ, LAFAZAN AND CO., P.C.

Rockville Center, New York
February 21, 2002

                                       E-6